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                     RESTRUCTURING AND SETTLEMENT AGREEMENT

                                  by and among

                     Compost America Holding Company, Inc.,

                  Miami Recycling and Composting Company, Inc.

                                       and

                  Bedminster Seacor Services Miami Corporation

                                       and

                    Lionhart Global Appreciation Fund, Ltd.,

                           Lionhart Investments, Ltd.

                                       and

                        Global EarthFund Partners, L.L.C.



                              Date: March 29, 2000




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

                                TABLE OF CONTENTS


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                                                                                                               Page
                                                                                                               ----
ARTICLE I ESCROW, ESCROW AGENT AND ESCROW DOCUMENTS...............................................................4

     SECTION 1.1.  Escrow Agent...................................................................................4
     SECTION 1.2.  Escrow Documents-Delivery......................................................................4
     SECTION 1.3.  Escrow Documents - Enforceability..............................................................5

ARTICLE II RESTRUCTURING..........................................................................................5

     SECTION 2.1.  EPIC/Synagro-Conditional Waiver/Release........................................................5
     SECTION 2.2.  Restructuring Conditions.......................................................................5
     SECTION 2.3.  Release from Escrow............................................................................6
     SECTION 2.4.  Post Satisfaction-Restructuring Conditions.....................................................7

ARTICLE III FORBEARANCE, RELEASE AND EXTENSION....................................................................8

     SECTION 3.1.  Forbearance....................................................................................8
     SECTION 3.2.  Extension......................................................................................9
     SECTION 3.3.  Release........................................................................................9
     SECTION 3.4.  No Litigation.................................................................................11

ARTICLE IV REPRESENTATIONS, WARRANTIES AND SUPPLEMENTAL CONDITIONS...............................................11

     SECTION 4.1.  Representations and Warranties of the Compost Entities........................................11
     SECTION 4.2.  Conditions Precedent..........................................................................15

ARTICLE V MISCELLANEOUS..........................................................................................15

     SECTION 5.1.  Notices.......................................................................................15
     SECTION 5.2.  Severability..................................................................................17
     SECTION 5.3.  Applicable Law, Jurisdiction and Venue........................................................17
     SECTION 5.4.  Captions/Headings.............................................................................17
     SECTION 5.5.  Binding Obligations...........................................................................17
     SECTION 5.6.  Jury Waiver...................................................................................18
     SECTION 5.7.  Counterparts/Facsimile........................................................................18
     SECTION 5.8.  Written Instrument Requirement................................................................18
     SECTION 5.9.  Assignment....................................................................................18
     SECTION 5.10.  Rights and Obligations of Escrow Agent.......................................................18


                                       (i)

EXHIBITS

EXHIBIT A - PUT OPTION AGREEMENT................................................................................B-1

EXHIBIT B - 2000 MRCC STOCK PLEDGE AGREEMENT....................................................................D-1

EXHIBIT C - 2000BEDMINSTER STOCK PLEDGE AGREEMENT...............................................................E-1

EXHIBIT D - 2000PLEDGE AND SECURITY AGREEMENT...................................................................F-1

EXHIBIT E -  CASH collateral account agreement..................................................................G-1

EXHIBIT F - 2000 CAHC STOCK PLEDGE AGREEMENT....................................................................G-1

EXHIBIT G - 2000 MORTGAGE RELEASE...............................................................................H-1

EXHIBIT H - MUTUAL RELEASE......................................................................................I-1

EXHIBIT I - OPINION OF COUNSEL..................................................................................K-1

SCHEDULES

SCHEDULE 4.1(E) - EXCEPTIONS TO section 4.1(e).............................................................4.1(E)-1

SCHEDULE 4.1(F) - EXCEPTIONS TO section 4.1(f).............................................................4.1(F)-1



                                      (ii)

                     RESTRUCTURING AND SETTLEMENT AGREEMENT
                                 March 29, 2000


         THIS RESTRUCTURING AND SETTLEMENT AGREEMENT ("Agreement") is made and entered into effectively as of March 29, 2000 ("Effective Date"), by and among COMPOST AMERICA HOLDING COMPANY, INC. ("CAHC"), MIAMI RECYCLING AND COMPOSTING COMPANY, INC. ("MRCC") and BEDMINSTER SEACOR SERVICES MIAMI CORPORATION ("Bedminster"; CAHC, MRCC and Bedminster are referred to collectively at times in this Agreement as the "Compost Entities"); and, LIONHART GLOBAL APPRECIATION FUND, LTD. ("Lionhart" or "LGAF") individually and as agent for the Lionhart Entities (as defined below), LIONHART INVESTMENTS, LTD. ("LHI") and GLOBAL EARTHFUND PARTNERS, L.L.C. ("GEP"; LGAF, LHI and GEP are referred to collectively at times in this Agreement as the "Lionhart Entities").

                                    RECITALS:

         A. The Compost Entities and the Lionhart Entities previously entered into a Credit, Capitalization and Financing Agreement dated October 30, 1998 ("1998 Agreement"), whereby, among other terms, the Lionhart Entities made a loan of $10,500,000 to the Compost Entities, bearing interest at a non-default rate of 10.5% per annum and maturing no later than October 1, 2000 ("1998 Loan"). The 1998 Loan is further evidenced by a Mortgage Note, dated October 30, 1998, in the principal amount of $10,500,000, constituting a joint and several obligation of each of the Compost Entities ("1998 Note"), and such 1998 Note is further guaranteed by CAHC and MRCC pursuant to a Guaranty Agreement, dated October 30, 1998, executed and delivered to the Lionhart Entities ("1998 Guaranty").

         B. The proceeds of the 1998 Loan were applied by the Compost Entities to refinance a previously existing mortgage, in favor of Rinker Materials Corporation, on an approximately 37.85 acre site owned by MRCC in Miami-Dade County, Florida ("Dade County Site"), to pay working capital for the Compost Entities, to purchase and redeem certain CAHC common stock owned by the Lionhart Entities (a portion of which had been converted from CAHC debentures held by LGAF) and to pay financing fees and expenses.

         C. The 1998 Loan is secured by (i) a Senior Mortgage, Security Agreement, Fixture Filing and Assignment of Rents, dated October 30, 1998 ("1998 Mortgage"), from MRCC, as mortgagor, to the Lionhart Entities, as mortgagee, granting a first mortgage lien on the Dade County Site; (ii) a Pledge and Security Agreement, dated October 30, 1998, from the Compost Entities to the Lionhart Entities as secured parties ("1998 Pledge and Security Agreement"), pledging, assigning and granting a security interest in certain personalty owned respectively by each of the Compost Entities; (iii) a Common Stock Pledge Agreement, dated October 30, 1998 ("1998 MRCC Stock Pledge Agreement"), whereby CAHC, as owner of 80.1% of the outstanding capital stock of MRCC, pledged and delivered to the Lionhart Entities, as pledgee, all of its shares of MRCC stock ("Controlling MRCC Shares") and purported to arrange for a similar pledge of the remaining 19.9% of MRCC stock owned by Thomas Andres Mestre ("Minority MRCC Shares"); (iv) a Common Stock Pledge Agreement, dated October 30, 1998 ("1998 Bedminster Stock Pledge Agreement"), whereby MRCC, as owner of 100% of the capital stock of Bedminster, pledged and delivered to the Lionhart Entities, as pledgee, all of its Bedminster stock ("Bedminster Shares"); and, (v) a Common Stock Pledge Agreement, dated October 30, 1998 ("1998 CAHC Stock Pledge Agreement"), whereby CAHC pledged and delivered to the Lionhart Entities, as pledgee, 600,000 shares of CAHC common stock ("CAHC Pledged Shares").

         D. As additional consideration for making the 1998 Loan and consummating the other transactions contemplated under the 1998 Agreement, LGAF received (i) six (6) warrants ("Warrants") to purchase in the aggregate 1.5 million shares of CAHC common stock at the times and prices specified in Article VIII of the 1998 Agreement and in the Warrants, (ii) a put option ("Put Option No. 1") with respect to 400,000 shares of CAHC Series B convertible preferred stock owned by LGAF ("Series B Preferred Shares"), before or after such Series B Preferred Shares are converted on a one for one basis to CAHC common shares ("Conversion Common Shares"), Put Option No. 1 to be exercisable by LGAF and paid by CAHC at a price of US $3.10 per share, pursuant to the terms and subject to the conditions set forth in Article IX of the 1998 Agreement, and (iii) an additional put option ("Put Option No. 2"), with respect to 553,386 CAHC common shares owned by LGAF immediately following the closing of the 1998 Loan ("Excess Common Shares," as defined in Section 10.1 of the 1998 Agreement), Put Option No. 2 to be exercisable by LGAF at the time and paid by CAHC at a price of US $3.20 per share, pursuant to the terms and subject to the conditions set forth in Article X of the 1998 Agreement.

         E. As further required by the 1998 Agreement, CAHC entered into a Registration Rights Agreement, dated October 1998, with LGAF ("1998 Registration Rights Agreement"), granting to LGAF certain registration rights with respect to certain CAHC Restricted Securities (as defined in the 1998 Registration Rights Agreement); and, by virtue of a Director Appointment Agreement, dated October 30, 1998 ("1998 Director Appointment Agreement"), LGAF was granted the right to designate, and did in fact designate in November, 1998, an individual to serve as a member of CAHC's board of directors; however, as of and prior to the Effective Date of this Agreement, the individual initially so designated by LGAF resigned as a director of CAHC and no successor has been designated or appointed by LGAF under the Director Appointment Agreement, or otherwise.

         F. The Compost Entities, on and prior to the Effective Date, are or may be in default under the 1998 Agreement, the 1998 Note, the 1998 Mortgage, the 1998 Pledge and Security Agreement, the 1998 MRCC Stock Pledge Agreement, the 1998 Bedminster Stock Pledge Agreement and/or the 1998 CAHC Stock Pledge Agreement, and/or any other agreements, documents or instruments that respectively relate thereto or arise therefrom (the 1998 Note, the 1998 Mortgage, the 1998 Pledge and Security Agreement, the 1998 MRCC Stock Pledge Agreement, the 1998 Bedminster Stock Pledge Agreement and/or the 1998 CAHC Stock Pledge Agreement, including all other such agreements, documents and instruments that relate to or arise from the 1998 Agreement, including, without limitation, the 1998 Guaranty, are referred to at times collectively as the "1998 Documents"), by or because of one or more actual, potential or alleged act(s) or omission(s) by one or more of the Compost Entities, on and prior to the Effective Date, that violate or may violate one or more of the Compost Entities' undertakings under the 1998 Agreement and/or the 1998 Documents ("Potential Defaults"). Because of the Potential Defaults under the 1998 Agreement and/or the 1998 Documents, the Lionhart Entities are entitled, under and pursuant to the 1998 Agreement and/or the 1998 Documents, to exercise their respective and applicable rights and remedies under the 1998 Documents, including (without limitation) the right to accelerate Indebtedness and Obligations (as those terms are defined under the 1998 Agreement) and/or to assume possession, recover and/or sell collateral as described under the 1998 Documents. The Compost Entities have requested that the Lionhart Entities forbear in the exercise of their respective rights and remedies under the 1998 Agreement and the 1998 Documents and/or waive or enable the Compost Entities to cure the Potential Defaults.

         G. CAHC has disclosed to the Lionhart Entities that CAHC and Synagro Technologies, Inc. ("Synagro") have negotiated, and propose and intend to consummate, execute and deliver, on or about March 29, 2000, a Stock Purchase Agreement ("Stock Purchase Agreement"), whereby, upon satisfaction of certain conditions stated therein, CAHC would sell to Synagro all of the outstanding shares of capital stock of Environmental Protection & Improvement Company, Inc. ("EPIC"), which is a direct wholly-owned subsidiary of CAHC. Pursuant to the 1998 Agreement, and as a precondition to the closing by CAHC of the transactions contemplated under the Stock Purchase Agreement, CAHC must first procure the advance written consent (or waiver thereof) by the Lionhart Entities. Accordingly, the Compost Entities have requested that the Lionhart Entities either consent to and approve (or waive the right to consent to and approve) the closing of the transactions contemplated under the Stock Purchase Agreement.

         H. Because of the (i) the Potential Defaults, and the request by the Compost Entities to the Lionhart Entities that the Lionhart Entities forbear in the exercise of their respective default rights and remedies under the 1998 Agreement and/or the 1998 Documents and/or waive or enable the Compost Entities to cure the Potential Defaults, and (ii) the Stock Purchase Agreement, and the request by the Compost Entities to the Lionhart Entities that the Lionhart Entities either consent to and approve (or waive the right to consent to and approve) the closing of the transactions contemplated under the Stock Purchase Agreement, and pursuant to the terms and subject to the conditions set forth in this Agreement, (x) the Compost Entities and the Lionhart Entities hereby wish to restructure some of the financing arrangements and concomitant security provided by the 1998 Agreement and the other 1998 Documents, (y) the Compost Entities and the Lionhart Entities hereby wish to settle and compromise certain claims or potential claims that relate to or arise from the 1998 Agreement and the other 1998 Documents, and (z) the Compost Entities are desirous of inducing the Lionhart Entities to consent to and approve (or waive the right to consent to and approve) the closing of the transactions contemplated under the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Compost Entities and the Lionhart Entities hereby agree as follows:

                                    ARTICLE I
                    ESCROW, ESCROW AGENT AND ESCROW DOCUMENTS

         SECTION 1.1. Escrow Agent. The Compost Entities and the Lionhart Entities hereby appoint Wilmington Trust Company, as escrow agent ("Escrow Agent"). The Escrow Agent, for the purposes and under the terms and conditions more fully set forth herein, hereby accepts such appointment as Escrow Agent on the terms and conditions set forth herein.

         SECTION 1.2. Escrow Documents-Delivery. The Compost Entities and the Lionhart Entities hereby agree, promise and covenant that the Put Option Agreement, the 2000 MRCC Stock Pledge Agreement, the 2000 Bedminster Stock Pledge Agreement, the 2000 CAHC Stock Pledge Agreement, the 2000 Pledge and Security Agreement, the Cash Collateral Account Agreement, the 2000 Mortgage Release and the Mutual Release (all as defined under Section 1.2 of this Agreement, and collectively referred to sometimes in this Agreement as the "Escrow Documents"), shall be executed and delivered, as follows:

                  (a) Put Option Agreement. The Compost Entities and the Lionhart Entities shall execute and deliver to the Escrow Agent, on the Effective Date and upon execution and delivery of this Agreement, a put option agreement ("Put Option Agreement"), in substantially the form as attached hereto as Exhibit "A."

                  (b) 2000 MRCC Stock Pledge Agreement. CAHC and the Lionhart Entities shall execute and deliver to the Escrow Agent, on the Effective Date and upon execution and delivery of this Agreement, an amended and restated 1998 MRCC Stock Pledge Agreement ("2000 MRCC Stock Pledge Agreement"), in substantially the form as attached hereto as Exhibit "B."

                  (c) 2000 Bedminster Stock Pledge Agreement. MRCC and the Lionhart Entities shall execute and deliver to the Escrow Agent, on the Effective Date and upon execution and delivery of this Agreement, an amended and restated 1998 Bedminster Stock Pledge Agreement ("2000 Bedminster Stock Pledge Agreement"), in substantially the form as attached hereto as Exhibit "C."

                  (d) 2000 Pledge and Security Agreement. The Compost Entities and the Lionhart Entities shall execute and deliver to the Escrow Agent on the Effective Date and upon execution and delivery of this Agreement, an amended and restated 1998 Pledge and Security Agreement ("2000 Pledge and Security Agreement") in substantially the form as attached hereto as Exhibit "D".

                  (e) Cash Collateral Account Agreement. The Compost Entities and the Lionhart Entities shall execute and deliver to the Escrow Agent on the Effective Date and upon execution and delivery of this Agreement, a Cash Collateral Account Agreement ("Cash Collateral Account Agreement") in substantially the form attached hereto as Exhibit E.

                  (f) 2000 CAHC Stock Pledge Agreement. CAHC and the Lionhart Entities shall execute and deliver to the Escrow Agent, on the Effective Date and upon execution and delivery of this Agreement, an amended and restated 1998 CAHC Stock Pledge Agreement ("2000 CAHC Stock Pledge Agreement"), in substantially the form as attached hereto as Exhibit "F."

                  (g) 2000 Mortgage Release. The Lionhart Entities shall execute and deliver to the Escrow Agent, on the Effective Date and upon execution and delivery of this Agreement, a Mortgage Release ("2000 Mortgage Release"), in substantially the form as attached hereto as Exhibit "G."

                  (h) Mutual Release. The Compost Entities and the Lionhart Entities shall execute and deliver to the Escrow Agent, on the Effective Date and upon execution and delivery of this Agreement, a written mutual release ("Mutual Release"), in substantially the form as attached hereto as Exhibit "H."

         SECTION 1.3. Escrow Documents - Enforceability. The Escrow Documents
(1) shall not be effective, shall be null and void and of no force or effect whatsoever and shall not be released from escrow by the Escrow Agent, unless and until the occurrence and satisfaction of all Restructuring Conditions (as defined under Section 2.2 of this Agreement), whereupon all such Escrow Documents shall be valid and enforceable and binding upon the applicable parties thereto, pursuant to and in accordance with their respective terms thereof.

                                   ARTICLE II
                                  RESTRUCTURING

         SECTION 2.1. EPIC/Synagro-Conditional Waiver/Release. The Lionhart Entities hereby waive their rights, under the 1998 Agreement (and any other 1998 Documents), to consent to or approve in advance the consummation, execution or closing by CAHC, EPIC or the other Compost Entities of the transactions as provided for and contemplated under the Stock Purchase Agreement ("Lionhart Waiver/Release").

         SECTION 2.2. Restructuring Conditions. The Escrow Documents shall not be released from escrow and shall be null and void, and of no force and effect, unless and until (i) the Escrow Agent simultaneously releases from escrow and delivers (y) the Settlement Distribution to LGAF, for itself and in its capacity as agent for the Lionhart Entities pursuant to Section 2.3 and (z) the Escrow Documents, to the Compost Entities and to LGAF, for itself and in its capacity as agent for the Lionhart Entities and (ii) all of the following events and conditions have occurred and are satisfied (the conditions under Section 2.2(i) and Section 2.2(ii) are collectively referred to in this Agreement as the "Restructuring Conditions"):

                  (a) The Compost Entities and the Lionhart Entities, as applicable, shall execute and deliver to the Escrow Agent, on the Effective Date, the Put Option Agreement, the 2000 MRCC Stock Pledge Agreement, the 2000 Bedminster Stock Pledge Agreement, the 2000 CAHC Stock Pledge Agreement, the 2000 Pledge and Security Agreement, the Cash Collateral Account Agreement, the 2000 Mortgage Release and the Mutual Release, as provided and required under Section 1.2(a), (b),
         (c), (d), (e), (f), (g) and (h) of this Agreement; and

                  (b) Synagro and CAHC shall each execute and deliver to one another the Stock Purchase Agreement on or about March 29, 2000, and CAHC (1) shall deliver and hereby agrees, promises and covenants to deliver to the Lionhart Entities, on the date of execution thereof by Synagro and CAHC, a true and complete copy of that definitive and executed Stock Purchase Agreement, as executed by CAHC and Synagro, including all exhibits, schedules and attachments thereto, and (2) shall deliver (and hereby agrees, promises and covenants to deliver) to the Escrow Agent (with a copy thereof to the Lionhart Entities), on the date of execution of the Stock Purchase Agreement, a written notice and certificate which certifies to the Escrow Agent (and upon which the Escrow Agent shall rely) that Synagro and CAHC each executed and delivered the Stock Purchase Agreement on or about March 29, 2000 and the tentative date established thereunder as the Closing Date (as hereinafter defined); and

                  (c) The Closing (as defined under Section 2.1 of the Stock Purchase Agreement) shall occur on or about the Closing Date (as defined under Section 2.1 of the Stock Purchase Agreement), and on the business day immediately following such Closing Date (the "Sale Settlement Date") CAHC agrees, promises and covenants to deliver to and shall deliver to the Escrow Agent (with a copy thereof to LGAF), a written notice and certificate which certifies to the Escrow Agent (and upon which the Escrow Agent shall rely) that such Closing has occurred on or before the Sale Settlement Date (the Closing Date shall be specifically identified in such written notice and certificate); and

                  (d) On or before the Sale Settlement Date, CAHC hereby agrees, promises and covenants to deliver and shall deliver to the Escrow Agent (with a copy thereof to LGAF) a written notice and certificate which certifies to the Escrow Agent (and upon which the Escrow Agent shall rely) that the Stock Purchase Agreement has not been terminated, canceled or rescinded by Synagro and/or CAHC, or any of their respective successors or assigns under Section 9.1 of the Stock Purchase Agreement, or otherwise; and

                  (e) On or before the Sale Settlement Date, the Escrow Agent shall receive U.S. $12,400,000 for the benefit of LGAF in its capacity as Agent for the Lionhart Entities in good and immediately available U.S. funds (the "Settlement Distribution") as payment in full and complete satisfaction of any and all amounts due under the 1998 Loan, as evidenced by the 1998 Note (including without limitation, principal and accrued interest), and as reimbursement to the Lionhart Entities for professional fees incurred by the Lionhart Entities that relate to or arise from the Potential Defaults and the transactions contemplated by this Agreement.

         SECTION 2.3. Release from Escrow. Upon the occurrence and satisfaction of all Restructuring Conditions under Section 2.2(ii)(a)-(e) (exclusive of the Restructuring Conditions under Section 2.2(i)) on or before the close of business on the Sale Settlement Date, the Escrow Agent on such Sale Settlement Date shall simultaneously (a) release from escrow and deliver to the Compost Entitles and LGAF, by hand delivery or by facsimile, to be followed immediately by hard copy originals via overnight courier, all the Escrow Documents and (b) release from escrow and deliver to LGAF in its capacity as agent for the Lionhart Entities the Settlement Distribution, by wire transfer of immediately available federal funds LGAF, c/o: O'Bryan, Brazill & Drics, LLP, Escrow Account, Account No. 5001339765, Union Planters Bank, Memphis, Tennessee,
Attention: Indianapolis Office, ABA Routing No. 084000084. In the event the Restructuring Conditions have not occurred and been satisfied on or before the close of business on April 30, 2000, (1) the Escrow Agent shall so notify the Compost Entities and LGAF, (2) the Escrow Agent shall then immediately destroy all Escrow Documents then in the possession of the Escrow Agent, and (3) all Escrow Documents shall be null and void and of no further force and effect.

         SECTION 2.4. Post Satisfaction-Restructuring Conditions. Immediately upon the payment of the Settlement Distribution, by the Escrow Agent to LGAF in its capacity as agent for the Lionhart Entities as set forth in Section 2.3(b) above:

                  (a) The 1998 Note shall then and thereafter be deemed to be paid and discharged in full and canceled, and the Lionhart Entities shall promptly and in due course return to the Compost Entities the original 1998 Note, marked as "paid in full"; and

                  (b) The 1998 Mortgage shall then and thereafter be deemed to be paid, discharged in full and terminated, canceled and released, pursuant to the 2000 Mortgage Release, whereupon the Compost Entities shall promptly and in due course (1) file the 2000 Mortgage Release in the Office of the Recorder of Miami-Dade County, Florida, and/or the Clerk of the Circuit and County Court in Miami-Dade County, Florida, and (2) shall pay and discharge all costs, expenses, fees and all applicable taxes attributable to the filing and recordation of the 2000 Mortgage Release (including, without limitation, all applicable intangible taxes, documentary stamp taxes, surtax, documentary stamp taxes, and other applicable taxes, if any); and

                  (c) The 2000 Put Option Agreement shall then and thereafter be valid and binding upon and enforceable against the Compost Entities and the Lionhart Entities, pursuant to the terms and subject to the conditions set forth therein; and

                  (d) The Cash Collateral Account Agreement shall then and thereafter be valid and binding upon the Compost Entities, LGAF and the other parties thereto, pursuant to the terms and subject to the conditions set forth therein; and

                  (e) The 1998 MRCC Stock Pledge Agreement shall then and thereafter be amended and restated by the 2000 MRCC Stock Pledge Agreement, and shall be valid and binding upon and enforceable against CAHC and the Lionhart Entities, pursuant to the terms and subject to the conditions set forth therein; and

                  (f) The 1998 Bedminster Stock Pledge Agreement shall then and thereafter be amended and restated by the 2000 Bedminster Stock Pledge Agreement, and shall be valid and binding upon and enforceable against MRCC and the Lionhart Entities, pursuant to the terms and subject to the conditions set forth therein; and

                  (g) The Mutual Release shall then and thereafter be valid and binding upon and enforceable against the Compost Entities and the Lionhart Entities, pursuant to the terms and subject to the conditions set forth therein; and

                  (h) The Warrants shall then and thereafter continue to be valid and binding upon and enforceable against CAHC and LGAF, pursuant to their respective original terms and subject to their respective original conditions set forth therein; and

                  (i) The 1998 Registration Rights Agreement shall then and thereafter continue to be valid and binding upon and enforceable against CAHC and LGAF, pursuant to its original terms and subject to its original conditions set forth therein; and

                  (j) The 1998 CAHC Stock Pledge Agreement shall then and thereafter be amended and restated by the 2000 CAHC Stock Pledge Agreement, and shall be valid and binding upon and enforceable against CAHC and the Lionhart Entities, pursuant to the terms and subject to the conditions set forth therein; and

                  (k) The 1998 Pledge and Security Agreement shall then and thereafter be amended and restated by the 2000 Pledge and Security Agreement, and shall be valid and binding upon and enforceable against the Compost Entities and the Lionhart Entities, pursuant to the terms and subject to the conditions set forth therein; and

                  (l) The 1998 Guaranty shall then and thereafter be canceled, released, terminated, null and void and of no further force or effect whatsoever; and

                  (m) The 1998 Director Appointment Agreement shall then and thereafter, pursuant to its terms, expire and be released, terminated, null and void and of no further force or effect; and

                  (n) The 1998 Agreement shall then and thereafter be canceled, released, terminated, null and void and of no further force or effect whatsoever, and the Compost Entities and the Lionhart Entities shall have no further rights or obligations thereunder.

                                   ARTICLE III
                       FORBEARANCE, RELEASE AND EXTENSION

         SECTION 3.1. Forbearance. During the period ("Forbearance Period") commencing on the Effective Date and continuing through and expiring on the earlier to occur of,

                  (i) April 30, 2000, or

                  (ii) the day and date corresponding to the Sale Settlement Date, or

                  (iii) the day and date corresponding to the occurrence and satisfaction of all Restructuring Conditions, or

                  (iv) any date that the Stock Purchase Agreement is terminated, canceled or rescinded under Section 9.1 of the Stock Purchase Agreement, or

                  (v) the day and date corresponding to the date that any of the Compost Entities shall voluntarily be adjudicated a bankrupt or insolvent, seek or consent to the appointment of a receiver, trustee or conservator for any or all of them, or for all or any part of their respective properties or assets, file a petition seeking relief under the bankruptcy or similar laws of the United States (under Title 11 of the U.S. Bankruptcy Code, or otherwise), or any state or any other competent jurisdiction, make any general assignment for the benefit of creditors, admit in writing that any or all of them is or are bankrupt or insolvent or unable to pay debts as such debts mature, or

                  (vi) the day and date corresponding to the date that United States Bankruptcy Court or any other court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver or trustee for any of the Compost Entities, or for all or any part of any or all of their respective properties or assets, or approving a petition filed against any of the Compost Entities seeking relief under Title 11 of the U.S. Bankruptcy Code, or other similar laws of the United States or any state or other competent jurisdiction, the Lionhart Entities (a) will forbear in the commencement or prosecution of any claims ("Claim(s)") that relate to or arise from (i) the Potential Defaults (and/or any other actual, alleged or potential defaults after the Effective Date and during the Forbearance Period) under the 1998 Agreement or the other 1998 Documents, and (ii) any act or omission by or on behalf of CAHC, MRCC and/or Bedminster, and/or any of their respective officers, directors, employees or agents or representatives, at any time on or prior to the expiration or termination of the Forbearance Period, and (b) will forebear in the exercise of
(i) any of their respective rights and remedies under the 1998 Agreement and the other 1998 Documents because of or with respect to the Potential Defaults (and/or any other actual, alleged or potential defaults after the Effective Date and during the Forbearance Period), and (ii) any of their respective rights and remedies under any applicable federal or state laws because of any act or omission by or on behalf of CAHC, MRCC and/or Bedminster, and/or any of their respective officers, directors, employees or agents or representatives, at any time on or prior to the expiration or termination of the Forbearance Period.

         SECTION 3.2. Extension. If any applicable federal or state statute of limitations ("Statutes") under any applicable federal or state laws (including, without limitation, the Securities Act of 1933, as amended, and the Securities Act of 1934, as amended), with respect to any actual or potential Claim(s) (as defined under Section 3.1 herein above) expires, has expired or may expire, or runs, or may run, on or before the 12:00 midnight on the last day of the Forbearance Period, then any such Statute(s) shall be deemed and construed conclusively as tolled and shall be extended automatically until, and shall thereafter expire on the sixtieth (60th) day subsequent to the last day of the Forbearance Period.

         SECTION 3.3. Release. Upon the occurrence and satisfaction of all the Restructuring Conditions, the Compost Entities and the Lionhart Entities hereby agree, promise and covenant on the Sale Settlement Date, as follows:

                  (a) The Compost Entities, jointly and severally, hereby release, indemnify, hold harmless, remise, acquit and forever discharge the Lionhart Entities, and their respective officers, directors, employees, agents, representatives, consultants, attorneys, professionals, fiduciaries, servants, partners, predecessors, successors and assigns, subsidiary corporations or entities, parent corporations or entities, and related divisions (collectively, the "Released Parties"), from and against any and all actions, causes of actions, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses, of any and every character, known or unknown, direct or indirect, actual or contingent, at law or in equity, of whatsoever kind or nature, heretofore arising, for or because of any manner or things done or not done, omitted or suffered to done by any of the Released Parties prior to and including the Sale Settlement Date, and in any way directly or indirectly relating to and/or arising out of or in any way connected with (1) the 1998 Agreement, the 1998 Documents and/or the 1998 Loan, (2) this Agreement, (3) the 1998 Note, (4) the 1998 CAHC Stock Pledge Agreement,
         (5) the 1998 MRCC Stock Pledge Agreement, (6) the 1998 Pledge and Security Agreement, (7) the 1998 Bedminster Stock Pledge Agreement, (8) the 1998 Guaranty, (9) the 1998 Director Appointment Agreement, (10) the Warrants, (11) the Put Option Agreement, (12) the 1998 Registration Rights Agreement, (13) the 1998 CAHC Stock Purchase Agreement, (14) the Mutual Release, (15) 2000 Mortgage Release, and/or (16) any and all of the other Escrow Documents (collectively, the "Released Claims"), including, but not limited to, any and all Released Claims that relate to or arise from (i) any negotiations, dialogue, communications, acts or omissions by or on the part of any of the Lionhart Entities, or any of their respective agents or representatives or any other Released Parties, on or prior to the Effective Date, and/or (ii) any lender liability claims by or on the part of the Compost Entities against the Lionhart Entities, or any of their respective agents or representatives or any other Released Parties on or before the Sale Settlement Date; provided, however, any sums that are payable to the Released Parties as indemnity payments under this Section 3.3(a) shall not be payable to the extent attributable to the failure by any Released Party to perform or observe any material agreement, covenant or condition contained in this Agreement on or before the Sale Settlement Date, which, upon demand by any of the Compost Entities, any such Released Party does not promptly and substantially cure within five (5) business days thereafter.

                  (b) The Lionhart Entities, jointly and severally, hereby release, indemnify, hold harmless, remise, acquit and forever discharge the Compost Entities, and their respective officers, directors, employees, agents, representatives, consultants, attorneys, professionals, fiduciaries, servants, partners, predecessors, successors and assigns, subsidiary corporations or entities, parent corporations or entities, and related divisions (collectively, the "Compost Released Parties"), from and against any and all actions, causes of actions, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses, of any and every character, known or unknown, direct or indirect, actual or contingent, at law or in equity, of whatsoever kind or nature, heretofore arising, for or because of any manner or things done or not done, omitted or suffered to be done by any of the Compost Released Parties prior to and including the Effective Date, and in any way directly or indirectly relating to and/or arising out of or in any way connected with (1) the Warrants and (2) the 1998 Registration Rights

         Agreement (collectively, the "Compost Released Claims"), including, but not limited to, any and all Compost Released Claims that relate to or arise from any negotiations, dialogue, communications, acts or omissions by or on the part of any of the Compost Entities, or any of their respective agents or representatives or any other Compost Released Parties, on or prior to the Effective Date.

                  (c) The Compost Entities acknowledge that this Agreement, and the considerations and/or transactions contemplated under this Agreement, are intended to be in full satisfaction of all or any alleged injuries or damages sustained by any and all of the Compost Entities relating to or arising in connection with any of the Released Claims.

                  (d) Each of the Compost Entities represent and warrant to the Lionhart Entities that it has not, either directly or indirectly or through operation of law, transferred, assigned, encumbered or conveyed, or purported to transfer, assign, encumber or convey, any right, title or interest of any of the Compost Entities in any Released Claim to any other person, individual, partnership, corporation, limited liability company, banking association, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other organization of whatever nature, and that the foregoing constitutes a full and complete release of all such Released Claims.

         SECTION 3.4. No Litigation. The Compost Entities hereby covenant that from the Effective Date of this Agreement until the earlier to occur of (a) the expiration or termination of the Forbearance Period or (b) the Sale Settlement Date, the Compost Entities will not institute, initiate or otherwise commence any action, cause of action, judgment, execution, suit, claim, demand at law or in equity, of whatsoever kind or nature, for or because of any manner or things done or not done, omitted or suffered to done by any of the Lionhart Entities prior to and including the Effective Date in any way directly or indirectly relating to and/or arising out of or in any way connected to the Released Claims (as such terms are defined in Section 3.3(a) hereof).

                                   ARTICLE IV
             REPRESENTATIONS, WARRANTIES AND SUPPLEMENTAL CONDITIONS

         SECTION 4.1. Representations and Warranties of the Compost Entities. As of the Sale Settlement Date, except as otherwise indicated in this Section 4.1, each of the Compost Entities makes the following representations and warranties to the Lionhart Entities, all of which representations and warranties shall continue thereafter until and shall expire on April 30, 2001:

                  (a) Obligations Absolute. The obligations of CAHC (and the other Compost Entities) to pay in full and discharge the 1998 Note, at the Closing on the Closing Date (as those terms are defined under the Stock Purchase Agreement) and on the Sale Settlement Date, from the net proceeds attributable to the Purchase Price to be paid by Synagro to CAHC as provided under Section 3.2 of the Stock Purchase Agreement and as provided under this Agreement, if all Restructuring Conditions occur and are satisfied and the Escrow Agent releases from escrow the Settlement Distribution and all Escrow Documents as provided under this

         Agreement, are absolute and unconditional, and, to the best knowledge of CAHC after due inquiry, are permissible and are not prohibited under any applicable law (including, without limitation, the New Jersey Business Corporation Act), and there exists no right of setoff or recoupment, counterclaim or defense of any nature whatsoever to such repayment of the 1998 Loan and/or such payment in full and discharge of the 1998 Note.

                  (b) Financial Statements. As of the Information Statement Date (for purposes of this Section 4.1, the term "Information Statement Date" means the date that the information statement is sent by mail to the shareholders of CAHC), the Compost Entities have heretofore furnished to the Lionhart Entities (i) the financial statements (including the audited balance sheet and unauditied statements of income and unaudited statements of cash flow) of CAHC, and its subsidiaries, as of April 30, 1999, and (ii) the unaudited financial statements of CAHC, and its subsidiaries, as of October 31, 1999 (the "Financial Statements"). To the best knowledge of CAHC, after due inquiry, and in reliance on reports prepared by professionals employed or engaged by CAHC, the Financial Statements (i) were prepared in accordance with the books of account and other financial records of CAHC and its subsidiaries, (ii) present fairly the financial conditions, results of operation and cash flows of CAHC and its subsidiaries, as of the dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of CAHC and throughout the periods involved, and (iv) include all adjustments that are necessary for a fair presentation of the consolidated financial condition of CAHC, and its subsidiaries, and the results of operations and cash flows of Compost, and its subsidiaries, as of the dates thereof and for the periods covered thereby (subject, in the case of the unaudited financial statements of CAHC, and its subsidiaries, as of October 31, 1999, to normal and recurring year-end adjustments).

                  (c) Compost Entities-Organization; Corporate Existence. As of the Effective Date, each of the Compost Entities: (i) is a corporation duly organized, validly existing and in good standing under the laws of a state of the United States of America, (ii) has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed hereafter to be conducted,
         (iii) is not required to be qualified to do business as a foreign corporation in any jurisdiction in order to perform its obligations under this Agreement, the Escrow Documents and the Stock Purchase Agreement, and (iv) has all requisite corporate power and authority to execute and deliver, and perform all of its obligations under, this Agreement, the Escrow Documents and the Stock Purchase Agreement, to which it is a party. True and complete copies of (x) the Certificate of Incorporation of each Compost Entities, as amended and restated to date, if applicable, and (y) the By-Laws of each Compost Entities, together with all amendments thereto, have been furnished to the Lionhart Entities.

                  (d) Authorization-Compost Entities. As of the Effective Date, to the best knowledge of the Compost Entities, after due inquiry, the execution, delivery and performance by each of the Compost Entities of their obligations under, and the consummation by the Compost Entities of, the agreements, documents, instruments and other transactions, as prescribed or contemplated under or that relate to or arise from this Agreement and the Escrow Documents have been duly authorized by all requisite corporate action, and are and constitute the legal, valid and binding obligations of the Compost Entities that are parties thereto, enforceable against such Compost Entities (who are parties thereto) in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principals, and will not, to the best knowledge of the Compost Entities, after due inquiry, and in material reliance on reports of professionals employed or engaged by CAHC, either prior to or as a result of the consummation of the transactions contemplated by this Agreement: (i) violate any provision of any applicable law, any order of any court or other agency of government, any provision of the Certificate of Incorporation or By-Laws of any of the Compost Entities, or any contract, indenture, agreement, document or other instrument to which any one or more of the Compost Entities is a party, or by which any one or more of the Compost Entities or any of its assets or properties are bound, or (ii) except for the Potential Defaults, be in conflict with, result in a breach of, or constitute (after the giving of notice of lapse of time or both) a default under this Agreement or the Escrow Documents, or except for such liens created by the Escrow Documents, result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of any one or more of the Compost Entities pursuant to, any such contract, indenture, agreement, document or other instrument. Except in respect of the filing of a Form 8-K by CAHC with the SEC under the Securities Exchange Act of 1934, as amended, as applicable, the Compost Entities are not required to obtain any government approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or performance of any of this Agreement or the Escrow Documents.

                  (e) Litigation. As of the Information Statement Date, except as disclosed on Schedule "4.1(e)" attached hereto, to the best knowledge of the Compost Entities, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending against any Compost Entity, which, if adversely determined, would have a material adverse effect on any of such assets or on the business, operations, properties, assets or condition, financial or otherwise, of such Compost Entity.

                  (f) Tax Returns. As of the Information Statement Date, the Compost Entities have filed all federal, state and local tax returns required to be filed by them and, except as set forth on Schedule "4.1(f)" attached hereto, have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments.

                  (g) Security Interests. The security interests, liens, pledges and encumbrances against and with respect to the collateral (the "Collateral") that are granted to LGAF and the other Lionhart Entities by the applicable Compost Entities under the (1) the 2000 MRCC Stock Pledge Agreement (2) the 2000 Pledge and Security Agreement and (3) the 2000 Bedminster Stock Pledge Agreement (collectively, for purposes of this Section 4.1(g), referred to as the "Security Documents"), upon the release of such Security Documents from escrow by the Escrow Agent, will then constitute duly attached and perfected security interests, liens, pledges or encumbrances, under applicable laws, pursuant to the respective Security Documents, enforceable according to the respective terms thereof, to secure the performance and discharge by the Compost Entities of their respective duties, obligations and undertakings under the Put Option Agreement.

                  (h) Stock Purchase Agreement. As of the Effective Date, upon execution of the Stock Purchase Agreement by CAHC and Synagro, the execution, delivery and performance by CAHC of the Stock Purchase Agreement, and the consummation by CAHC of the agreements, documents, instruments and other transactions, as prescribed or contemplated under or that relate to or arise from the Stock Purchase Agreement, (i) shall have been duly authorized by the Board of Directors of CAHC, and, will be submitted properly to the shareholders of CAHC for approval or disapproval thereof as prescribed under the New Jersey Business Corporation Act, and (ii) subject to shareholder approval as contemplated and required under the New Jersey Business Corporation Act, will constitute the legal, valid and binding obligations of CAHC, enforceable against CAHC in accordance with the terms and subject to the conditions under the Stock Purchase Agreement.

                  (i) Fair Values. As of the Information Statement Date, the considerations that the Lionhart Entities have undertaken to provide or deliver to the Compost Entities under this Agreement and the Escrow Documents, in exchange for the considerations that the Compost Entities have undertaken to provide or deliver to the Lionhart Entities under this Agreement and the Escrow Documents, is fair and represents fair value and reasonably equivalent value to the Compost Entities. Also, the Purchase Price, as described under Section 3.2 of the Stock Purchase Agreement, was the subject of a bidding process conducted by third party consultants and represents the highest and best bid received from any qualified purchaser for the sale of the capital stock of EPIC; based entirely upon reliance of the foregoing, to the reasonable belief of CAHC, the Purchase Price, as described under
         Section 3.2 of the Stock Purchase Agreement, is fair and represents fair value and reasonably equivalent value to CAHC for the sale, transfer and delivery by CAHC to Synagro of capital stock of EPIC as contemplated under the Stock Purchase Agreement.

                  (j) Anticipated Financial Condition. As of the Information Statement Date, to the best knowledge and information of the Compost Entities after due inquiry, and based primarily upon the advice of professionals employed or engaged by and for CAHC, CAHC reasonably believes that it will not be or become insolvent under applicable laws immediately after and as a result of (1) the closing and financial settlement of the transactions contemplated under the Stock Purchase Agreement, and (2) the execution and delivery of this Agreement and the Escrow Documents, and the payment of the Settlement Distribution in satisfaction of the 1998 Note, and (3) the payment and distribution by CAHC, from the net proceeds attributable to the Purchase Price under the Stock Purchase Agreement, of all other applicable sums to (i) Finova Capital Corporation, (ii) Wasteco Ventures Limited, (iii) Robert
         J. Longo, (iv) VRH Construction Corp., (v) Equity Investments of Delaware, Inc., and/or (vi) any other lender or creditor of CAHC (and/or any subsidiary thereof, including EPIC, MRCC and Bedminster).

         SECTION 4.2. Conditions Precedent. This Agreement shall not be effective unless and until each of the following conditions shall have been satisfied or waived in the sole discretion of the Lionhart Entities, on or prior to the Effective Date:

                  (a) Authorization. The Lionhart Entities shall have received a certified copy of all corporate action and resolutions taken by the Compost Entities to authorize the agreement, execution, delivery and performance of this Agreement, the Stock Purchase Agreement and all Escrow Documents to which any of the Compost Entities is a party.

                  (b) Articles/Bylaws/Certificates. The Lionhart Entities shall have received (1) a certified copy of the Articles or Certificate of Incorporation of each Compost Entity, as amended and restated to date,
         (2) the By-Laws of each Compost Entity, together with all amendments thereto, certified to be true and accurate by an authorized officer thereof; (3) an incumbency certificate for each Compost Entity, and (4) a certificate of good standing or existence for each Compost Entity, from the secretary of state of each jurisdiction in which each such Compost Entity is incorporated or organized, and each jurisdiction, if any, in which any such Compost Entity is or is required to be qualified as a foreign corporation.

                  (c) Opinions of Counsel. The Lionhart Entities shall have received, (1) an opinion of the Compost Entities' counsel, as to the matters referred to in or contemplated under Sections 4.1(a), (c), (d),
         (g), and (h) of this Agreement, substantially in the form as attached hereto as Exhibit "I".

                                    ARTICLE V
                                  MISCELLANEOUS

         SECTION 5.1. Notices. Any document, notice, certificate or other communications required or permitted to be given hereunder shall be in writing and shall be (i) mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), (ii) delivered against receipt to the party to whom it is to be given, by direct hand delivery or (iii) telecopied and followed immediately by delivery of a hard copy of such document, notice, certificate or other communication by overnight courier, with a copy to each of the other parties hereto, to the following addresses:

           To CAHC, Miami or Bedminster:        c/o Compost America Holding
                                                Company, Inc.
                                                One Gateway Center
                                                25th Floor
                                                Newark, New Jersey 07102
                                                Attn:  Office of the President
                                                Tel:  973-297-5400
                                                Fax:  973-297-5454

           Copy to:                             Greenberg Traurig
                                                2050 One Commerce Square
                                                2005 Market Street
                                                Philadelphia, Pennsylvania 19103
                                                Attn:  Theodore W. Mason
                                                Tel:  215-988-7805
                                                Fax:  215-988-7801

           To Lionhart, LHI or GEP:             Lionhart Global Appreciation
                                                Fund, Ltd.; Lionhart
                                                Investments, Ltd. or Global
                                                EarthFund Partners, Ltd.
                                                c/o John Thomas Drics, Esq.
                                                O'Bryan Brazill & Drics, LLP
                                                Bank One Center/Circle
                                                111 Monument Circle, Suite 312
                                                Indianapolis, Indiana 46204
                                                Tel:  317-972-1112
                                                Fax:  317-972-1118

           Copy to:                             O'BRYAN, BRAZILL & DRICS, LLP
                                                Bank One Center/Circle
                                                111 Monument Circle, Suite 312
                                                Indianapolis, Indiana  46204
                                                Attn:  Timothy P. Brazill, Esq.
                                                Tel:  317-972-1112
                                                Fax:  317-972-1118

           To the Escrow Agent:                 Wilmington Trust Company
                                                1100 North Market Street
                                                Wilmington, Delaware 19890
                                                Attn: David Fontello
                                                Tel:  302-651-1908
                                                Fax:  302-427-4605



                  The parties hereto may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent. Any document, notice, certificate or communication telecopied before the close of business on any day shall be deemed to have been given on such day so long as such document, notice, certificate or communication is followed by a hard copy via overnight courier as required by this Section 5.1. Any document, notice, certificate or communication mailed shall be deemed given three business days after the date of mailing. A duplicate copy of each document, notice, certificate or other communication given hereunder by any party to another party shall also be given to each of the other parties.

         SECTION 5.2. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining portions hereof shall not in any way be affected or impaired thereby.

         SECTION 5.3. Applicable Law, Jurisdiction and Venue. The parties hereby represent and warrant, and hereby promise, agree and covenant, as follows:

                  (a) This Agreement shall be governed by, construed in accordance with, and shall be enforced under, the laws of the State of New Jersey, exclusive of its rules relating to conflict of laws.

                  (b) Subject to applicable conflict of laws principles, the parties shall accept venue with respect to all claims, actions or lawsuits that relate to or arise from this Agreement, in any state court of U.S. Court of competent jurisdiction that sits in Newark, New Jersey. The parties each hereby, and irrevocably and unconditionally, for itself and its properties, submits to the jurisdiction of any such New Jersey court or U.S. Court sitting in Newark, New Jersey, and any appellate court with jurisdiction thereover, in any action or proceeding relating to or arising from this Agreement, or for the recognition or enforcement of any judgment, and the parties each hereby, and irrevocably and unconditionally, agrees, promises and covenants that all such claims in respect of any such action or proceeding shall be heard, determined and adjudicated in or by any such New Jersey court or, to the extent permitted by applicable law, by any such U.S. Court. The parties each hereby agree, promise and covenant that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (c) The parties each hereby, and irrevocably and unconditionally, waives, to the fullest extent under applicable law, any defense or objection that it may now or hereafter have (1) to the laying of venue of any suit, action or proceeding relating to or arising from this Agreement, in any such New Jersey court or U.S. Court sitting in Newark, New Jersey, or (2) to the personal jurisdiction and/or preferred and proper venue of any such New Jersey court or any such U.S. Court in Newark, New Jersey.

         SECTION 5.4. Captions/Headings. The captions and headings that are set forth in this Agreement are for the purpose of convenience only and are not intended to be a part of this Agreement and shall not be deemed to modify, explain, enlarge or restrict any of the provisions hereof.

         SECTION 5.5. Binding Obligations. The terms and provisions, and promises, covenants and undertakings of this Agreement, shall bind and be enforceable against and upon the parties hereto, and its and their respective successors and assigns and other legal agents and representatives, and shall inure to the benefit of the parties hereto, and its and their respective successors and assigns. If, at any time or times, by assignment or otherwise, LGAF, LHI and/or GEP transfers any of their respective rights under this Agreement, any such transfer shall carry with it LGAF's, LHI's and GEP's rights, interests and powers under this Agreement, including all such rights, interests and powers that relate to or arise from this Agreement. Subject to Section 5.10 of this Agreement, LGAF, LHI and GEP, in their sole discretion and at their sole option, shall have the right to assign this Agreement, to any successor(s) or assign(s) of LGAF, LHI and/or GEP.

         SECTION 5.6. JURY WAIVER. EACH OF THE PARTIES HERETO DOES HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON. THIS IRREVOCABLE WAIVER OF THE RIGHT TO A JURY TRIAL IS A MATERIAL INDUCEMENT FOR LGAF, LHI AND/OR GEP TO EXECUTE AND DELIVER, AND OTHERWISE CONSUMMATE THE TRANSACTIONS CONTEMPLATED UNDER, THIS AGREEMENT.

         SECTION 5.7. Counterparts/Facsimile. This Agreement may be executed in any number of counterparts, and each by fax, e-mail or other digital or telephonic transmission, and each of which shall be an original, but all of which together will constitute one and the same instrument.

         SECTION 5.8. Written Instrument Requirement. This Agreement cannot be altered, amended, modified or discharged orally and no executory agreement shall be effective to modify or discharge this Agreement, in whole or in part, unless it is in writing and signed by the party against whom enforcement of the modification, alteration, amendment or discharge is sought.

         SECTION 5.9. Assignment. This Agreement, and any rights hereunder, may be assigned by LGAF, LHI and GEP, or any of their respective participants and/or successors and assigns, at their sole discretion and option; notwithstanding the foregoing, the Lionhart Entities shall not have any right to assign or delegate any of its rights or obligations under this Agreement until the Forbearance Period is or has expired under Section 3.1 of this Agreement. This Agreement and the rights hereunder may not be assigned by the Compost Entities, and the Compost Entities shall not delegate any of their respective duties under this Agreement, in whole or in part, without the advance written consent of the Lionhart Entities (pursuant to which any such consent may be granted or withheld in the sole discretion of the Lionhart Entities).

         SECTION 5.10.  Rights and Obligations of Escrow Agent.

                  (a) Escrow Agent undertakes to perform only such duties expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. In acting hereunder, Escrow Agent shall not be liable for any act done, or omitted to be done, by it in the absence of gross negligence or willful misconduct.

                  (b) Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, and may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

                  (c) Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of any of its right or powers, and shall not be required to take any action which, in Escrow Agent's sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

                  (d) Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof. Escrow Agent shall incur no liability and shall be fully authorized to act and protected in acting in accordance with the advice or opinion of such counsel.

                  (e) CAHC shall pay to Escrow Agent compensation for its services hereunder in the amount of [$11,000]. In the event Escrow Agent renders any extraordinary services in connection with the escrow account at the request of the parties, Escrow Agent shall be entitled to additional compensation therefore to be determined from time to time by the application of the current rates then charged by Escrow Agent. The terms of this paragraph shall survive the termination of this Agreement.

                  (f) The parties thereto (other than Escrow Agent) hereby agree, jointly and severally to indemnify Escrow Agent and hold it harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including without limitation, attorney's fees, which Escrow Agent may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement or arising out of the existence of the escrow account, except to the extent the same shall be caused by Escrow Agent's gross negligence or willful misconduct. In so agreeing to indemnify, hold harmless and reimburse Escrow Agent, the parties intend thereby to cover all losses, claims, damages, liabilities and expenses, including reasonable cost of investigation and counsel fees and disbursements, which may be imposed upon Escrow Agent or incurred in connection with its acceptance of appointment as Escrow Agent hereunder or the performing of its duties hereunder, including any litigation arising from this Agreement. Escrow Agent shall have a first lien against the escrow account to secure the obligations of the parties hereunder. The terms of this paragraph shall survive termination of this Escrow Agreement.

                  (g) In the event the Escrow Agent receives from any third party (other than any of the Lionhart Entities and/or the Compost Entities) any notice of objection, dispute or other assertion regarding any of the provisions of this Agreement prior to the release from escrow and delivery of the Escrow Documents and the Settlement Distribution, the Escrow Agent shall release and deliver from escrow the Escrow Documents and the Settlement Distribution upon reliance on this Section 5.10.

               [THE REMAINDER OF THIS PAGE IS DELIBERATELY BLANK]

         IN WITNESS WHEREOF, the parties hereto, by this respective duly authorized and appoint officer, have executed and delivered this Agreement, effective on this 29th day of March, 2000 as follows:

LIONHART GLOBAL APPRECIATION
FUND, LTD., individually and
as agent for the Lionhart Entities                             COMPOST AMERICA HOLDING COMPANY, INC.



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Signature                                                       Signature


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Title                                                           Title

LIONHART INVESTMENTS, LTD.                                      MIAMI RECYCLING AND COMPOSTING COMPANY, INC.


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Signature                                                       Signature


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Printed                                                         Printed


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Title                                                           Title

GLOBAL EARTHFUND PARTNERS, L.L.C.                               BEDMINSTER SEACOR SERVICES MIAMI CORPORATION



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Signature                                                       Signature


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Printed                                                         Printed

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Title                                                           Title

ACCEPTED AND AGREED TO ON
March 29, 2000, BY THE ESCROW AGENT
WILMINGTON TRUST COMPANY



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Signature


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Printed


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Title